Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Quanta Services, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in parent company deficit and of cash flows present fairly, in all material respects, the financial position of Quanta Services, Inc. Telecommunications Infrastructure Services Group at December 31, 2011 and December 31, 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Quanta Services, Inc’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

November 12, 2012

Quanta Services, Inc. Telecommunications Infrastructure Services Group

Combined Balance Sheets

	December 31,
	2011	2010
	(in thousands)
Assets
Current assets
Cash	$220	$497
Accounts receivable	19,733	14,021
Due from operating affiliates	7,078	3,467
Due from parent	84,706	49,872
Costs and estimated earnings in excess of billings on uncompleted contracts	13,979	15,554
Inventory	8,897	3,949
Current deferred income taxes	6,657	3,796
Prepaid expenses and other current assets	956	817

Total current assets	142,226	91,973
Property and equipment, net of accumulated depreciation of $45,138 and $41,771	32,794	29,986
Intangible assets, net of accumulated amortization of $4,406 and $3,492	6,349	7,262
Goodwill	130,399	113,457
Deferred income taxes	14,647	9,977
Other assets, net	4,053	2,283

Total assets	$330,468	$254,938

Liabilities and Parent Company Deficit
Current liabilities
Accounts payable and accrued expenses	$61,953	$38,099
Due to operating affiliates	1,405	478
Billings in excess of costs and estimated earnings on uncompleted contracts	14,483	2,878

Total current liabilities	77,841	41,455
Due to parent	327,745	295,527
Deferred income taxes	23,461	13,480
Other non-current liabilities	19,254	17,462

Total liabilities	448,301	367,924

Commitments and Contingencies

Parent Company Deficit
Parent capital	282,346	264,004
Retained deficit	(400,179)	(376,990)

Total parent company deficit	(117,833)	(112,986)

Total liabilities and parent company deficit	$330,468	$254,938

The accompanying notes are an integral part of these combined financial statements.

Quanta Services, Inc. Telecommunications Infrastructure Services Group

Combined Statements of Operations

	Year Ended December 31,
	2011	2010
	(In thousands)
Revenues	$456,468	$318,157
Cost of services (including depreciation)	397,121	272,192

Gross profit	59,347	45,965
General and administrative expenses	69,465	52,990
Amortization of intangible assets	914	914

Operating loss	(11,032)	(7,939)
Net loss on sale of assets	(29)	(280)
Interest expense, net	(2,477)	(749)
Other income	71	116

Loss before provision for (benefit from) income taxes	(13,467)	(8,852)
Provision for (benefit from) income taxes	9,722	(1,017)

Net loss	$(23,189)	$(7,835)

The accompanying notes are an integral part of these combined financial statements.

Quanta Services, Inc. Telecommunications Infrastructure Services Group

Combined Statements of Changes in Parent Company Deficit

	Parent Capital	Retained Deficit	Total Parent Company Deficit

Balances at December 31, 2009	$251,504	$(369,155)	$(117,651)
Net loss	—	(7,835)	(7,835)
Capital contribution	12,500	—	12,500

Balances at December 31, 2010	264,004	(376,990)	(112,986)
Net loss	—	(23,189)	(23,189)
Capital contribution	18,342	—	18,342

Balances at December 31, 2011	$282,346	$(400,179)	$(117,833)

The accompanying notes are an integral part of these combined financial statements.

Quanta Services, Inc. Telecommunications Infrastructure Services Group

Combined Statements of Cash Flows

	Year Ended December 31,
	2011	2010
	(In thousands)
Cash flows from operating activities
Net loss	$(23,189)	$(7,835)
Adjustments to reconcile net loss to net cash provided by (used) in operating activities:
Depreciation expense	6,194	6,308
Amortization expense	914	914
Loss on sale of assets	29	280
Deferred income taxes	5,025	(854)
Changes in operating assets and liabilities
Accounts receivable	(5,712)	2,358
Due from operating affiliates	(3,467)	10,533
Due to/from parent, net	10,583	26,646
Costs and estimated earnings in excess of billings on uncompleted contracts	1,575	(7,058)
Inventory	(4,948)	(536)
Accounts payable and accrued expenses	17,963	(6,213)
Due to operating affiliates	927	(23,104)
Billings in excess of costs and estimated earnings on uncompleted contracts	11,605	374
Other, net	(10,018)	(11,120)

Net cash provided by (used in) operating activities	7,481	(9,307)

Cash flows from investing activities
Proceeds from sale of property and equipment	419	920
Additions of property and equipment	(9,577)	(3,756)

Net cash used in investing activities	(9,158)	(2,836)

Cash flows from financing activities

Capital contribution	1,400	12,500

Net cash provided by financing activities	1,400	12,500

Change in cash	(277)	357

Cash
Beginning of year	497	140

End of year	$220	$497

Supplemental disclosure of cash flow information
Interest paid	$18	$11
Taxes paid	$—	$—

The accompanying notes are an integral part of these combined financial statements.

Notes to Combined Financial Statements

1. Organization and Business Operations

Quanta Services, Inc.’s Telecommunications Infrastructure Services Group provides specialized contracting services, primarily offering infrastructure solutions to the telecommunications industry. Quanta Services, Inc.’s Telecommunications Infrastructure Services Group is comprised of 19 legal entities (collectively, the “Group Companies”) that are direct or indirect wholly owned subsidiaries of Quanta Services, Inc, a Delaware corporation (“Quanta” and collectively with its affiliates providing corporate services, the “Parent”). The 19 constituent entities within the Group Companies are as follows:

Entity	State of Incorporation or Organization

Blair Park Services, LLC	Delaware
Engineering Associates, Inc.	Georgia
E A Technical Services, Inc.	Georgia
Global Enercom Management, Inc.	Delaware
InfraSource Telecommunication Services, LLC	Delaware
Parkside Site & Utility Company Corporation	Delaware
Parkside Utility Construction Corp.	Delaware
Pauley Construction Inc.	Arizona
Professional Teleconcepts, Inc.	Illinois
Professional Teleconcepts, Inc.	New York
Quanta Wireless Solutions, Inc.	Delaware
CCLC, Inc.	Delaware
Spalj Construction Company	Delaware
Tjader, L.L.C.	Delaware
VCI Construction, Inc.	Delaware
Golden State Utility Co.	Delaware
North Sky Communications, Inc.	Delaware
Trawick Construction Company, Inc.	Florida
CMI Services, Inc.	Florida

The Group Companies are organized into eight separate operating units, representing the level at which management evaluates overall performance, results of operations and cash flows. The Group Companies provide infrastructure services and comprehensive network solutions to customers in the wireline and wireless telecommunications industry and the cable television industry. These services generally consist of the design, installation, repair and maintenance of fiber optic, copper and coaxial cable networks used for video, data and voice transmission, as well as the design, installation and upgrade of wireless communications networks, including towers, switching systems and “backhaul” links from wireless systems to voice, data and video networks. Services provided also include emergency restoration services, such as the repair of telecommunications infrastructure damaged by inclement weather. To a lesser extent, services provided consist of cable locating, splicing and testing of fiber optic networks and residential installation of fiber optic cabling. Certain of the Group Companies also periodically provide services to the electric power industry, which may include the design, installation, upgrade, repair and maintenance of electric power transmission and distribution networks and substation facilities.

2. Summary of Significant Accounting Policies

Basis of Presentation—The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) on a carve-out basis from the consolidated financial statements of Quanta Services, Inc. using the historical results of operations and assets and liabilities of the Group Companies, including allocations from Quanta for certain corporate services. These combined financial statements are presented on a going-concern basis, as if these commonly managed entities had existed separately from Quanta during the periods presented. This presentation incorporates the same principles used when preparing consolidated financial statements, including the elimination of intercompany transactions between the Group Companies. During the periods presented, Quanta charged the Group Companies a portion of its corporate support costs, including legal, treasury, planning, tax, accounting, information technology, and other corporate services, based on usage, actual costs or other allocation methods considered reasonable by Quanta management. Accordingly, the combined financial information presented may not be indicative of the results of operations, financial position or cash flows which might have occurred had the Group Companies operated as a stand-alone company during the periods presented.

Management Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses recognized during the periods presented. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements. Estimates are used primarily in management’s assessment of the allowance for doubtful accounts, valuation of inventory, useful lives of assets, fair value assumptions in analyzing goodwill, other intangibles and long-lived asset impairments, liabilities for self-insured and other claims, revenue recognition for construction contracts, share-based compensation, and allocations of corporate general and administrative support expenses, as well as the provision (benefit) for income taxes and the calculation of uncertain tax positions. Actual results could materially differ from those estimates.

Cash—The Group Companies participate in a centralized cash management program with the Parent, which is discussed further at “due to/from Parent”. In addition, see “Related Party Transactions” at Note 9.

Accounts Receivable—The Group Companies have entered into a factoring agreement with a Parent company affiliate whereby all trade accounts receivable and retainage receivable balances that have been billed to the customer are sold on a monthly basis. See “Related Party Transactions” at Note 9.

Within accounts receivable, the Group Companies recognize unbilled receivables in circumstances such as when revenues have been earned and recorded but the amount cannot be billed under the terms of the contract until a later date; costs have been incurred but are yet to be billed under cost-reimbursement type contracts; or amounts arise from routine lags in billing (for example, work completed one month but not billed until the next month). These balances do not include revenues accrued for work performed under fixed-price contracts, as these amounts are recorded as “costs and estimated earnings in excess of billings on uncompleted contracts”. At December 31, 2011 and 2010, the balances of unbilled receivables included in accounts receivable were approximately $19.7 million and $14.0 million.

Due to/from Operating Affiliates—The Group Companies have receivable and payable balances due to/from other affiliated operating units of the Parent related to work performed under infrastructure service contracts with these entities. The terms and pricing of these contracts are at market rates, and the related receivable and payable balances, which are settled in cash in the normal course of business, are classified as current in accordance with the payment terms of the contracts. See “Related Party Transactions” at Note 9.

Due to/from Parent—In the normal course of business, the Group Companies enter into transactions with the Parent for certain operational, general and administrative support. Specifically, the Parent incurs administrative expenses on behalf of the Group Companies for executive management, legal, accounting, non-cash stock compensation, tax, human resources, and insurance programs. The Parent separately charges each of the Group Companies a management fee based on a ratable portion of actual administrative expenses incurred by the Parent. Management fees are included in “general and administrative expenses” in the statements of operations, and net amounts owed by the Group Companies under this arrangement are included in “due to parent” as a non-current liability.

In addition, under the centralized cash management program, the Parent advances funds to the Group Companies as a means of funding the Group Companies’ operations. All cash collected by the Group Companies is swept daily by the Parent to repay all or a portion of the outstanding debt balance. The Parent charges the Group Companies interest using a nominal interest rate multiplied by the average monthly balance outstanding under this program. Net amounts owed by the Group Companies under this arrangement do not have a specified repayment date and are included in “due to parent” as a non-current liability.

The Group Companies have also entered into an accounts receivable factoring agreement whereby all trade accounts receivable and retainage receivables outstanding at the end of each month are sold without recourse to a Parent company affiliate at book value less a 2.26% factoring fee. The Group Companies service, administer and collect the receivables on behalf of the Parent company affiliate. Factoring fees associated with the sale of receivables and retainage are included in “general and administrative expenses.” See “Related Party Transactions” at Note 9.

Inventory—Inventories consist primarily of parts and supplies held for use in the ordinary course of business, and are valued at the lower of cost or market using the average costing method. Inventories also include certain job specific materials not yet installed which are valued using the specific identification method.

Property and Equipment—Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the Group Companies’ assets which range from three to 30 years. Depreciation expense was $6.2 million and $6.3 million for the years ended December 31, 2011 and 2010. Leasehold improvements are capitalized and depreciated over the shorter of the life of the lease or the estimated useful life of the asset. Expenditures for maintenance and repair activities, which do not improve or extend the useful life of the respective assets, are expensed as incurred. The cost of assets sold and the related amount of accumulated depreciation are eliminated from the accounts in the year of disposal and any resulting gain or loss is reflected in income.

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. If an evaluation is required, fair value would be determined by estimating the future undiscounted cash flows associated with the asset and comparing it to the asset’s carrying amount to determine if an impairment of such asset is necessary. The effect of any impairment would be to expense the amount of any excess of the carrying value of such asset over its fair value in the period incurred.

Goodwill and Other Intangibles—Goodwill has been recorded in connection with the Parent’s acquisition of certain entities that are presented with or have been merged into the Group Companies. Goodwill is subject to an annual assessment for impairment using a two-step fair value-based test. The Parent has determined that its individual operating units represent its reporting units for the purpose of assessing goodwill impairments.

The goodwill impairment assessment is performed annually at year-end, or more frequently if events or circumstances exist which indicate that goodwill may be impaired. For instance, a significant change in business climate or a loss of a significant customer, among other things, may trigger the need for interim impairment testing of goodwill. The first step of the two-step fair value-based test involves comparing the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value exceeds its fair value, the second step is performed. The second step compares the carrying amount of the reporting unit’s goodwill to the implied fair value of its goodwill. If the implied fair value of goodwill is less than the carrying amount, an impairment loss would be recorded as a reduction to goodwill with a corresponding charge to operating expense.

The fair values of the Group Companies’ reporting units are determined using a weighted combination of the discounted cash flow, market multiple and market capitalization valuation approaches, with heavier weighting on the discounted cash flow method. Determining fair value requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, discount rates, weighted average costs of capital and future market conditions, among others. Management believes the estimates and assumptions used in its impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated.

Under the discounted cash flow method, the fair value of each reporting unit is based on its estimated future cash flows, discounted to present value using risk-adjusted industry discount rates, which reflect the overall level of inherent risk of each reporting unit and the rate of return an outside investor would expect to earn. Cash flow projections are derived from budgeted amounts and operating forecasts (typically a three-year model) plus an estimate of later period cash flows, all of which are evaluated by management. Subsequent period cash flows are developed using growth rates that management believes are reasonably likely to occur, along with a terminal value derived from each reporting unit’s earnings before interest, taxes, depreciation and amortization (EBITDA). The EBITDA multiples utilized in this calculation are based on trailing twelve-month comparable industry data.

Under the market multiple and market capitalization approaches, management determines the estimated fair value by applying transaction multiples to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using either a one, two or three year average. For the market capitalization approach, management adds a reasonable control premium, which is estimated as the premium that would be received if the reporting unit was sold in an orderly transaction between market participants.

During 2011 and 2010, a goodwill analysis was performed for each reporting unit using the projected cash flows and estimated levels of EBITDA to determine fair value under the three approaches discussed herein. The following table presents the significant estimates used by management in determining the fair values of the reporting units at December 31, 2011 and 2010:

	2011	2010

Years of cash flows before terminal value	5	5
Discount rates	13%	14% to 15%
EBITDA multiples	3.5 to 5.5	3.5 to 5.5
Weighting of three approaches:
Discounted cash flows	70%	70%
Market multiple	15%	15%
Market capitalization	15%	15%

The goodwill analyses performed during 2011 and 2010 indicated no impairment, as the implied fair value of each reporting unit was substantially in excess of carrying value. Additionally, management considered the sensitivity of its fair value estimates to changes in certain valuation assumptions, and after giving consideration to at least a 10% decrease in the fair value of each reporting unit, the results of the assessment at December 31, 2011 did not change materially. However, circumstances such as market declines, unfavorable economic conditions, the loss of a major customer or other factors could impact the valuation of goodwill in future periods.

Intangible assets have been recorded in connection with the Parent’s acquisition of certain entities that are presented with or have been merged into the Group Companies. The Group Companies’ intangible assets include customer relationships and non-compete agreements, both subject to amortization. The value of customer relationships is estimated as of the date a business is acquired based on the value-in-use concept utilizing the income approach, specifically the excess earnings method. The excess earnings analysis consists of discounting to present value the projected cash flows attributable to the customer relationships, with consideration given to customer contract renewals, the importance or lack thereof of existing customer relationships to the Group Companies’ business plan, income taxes and required rates of return.

The Group Companies amortize intangible assets based upon the estimated consumption of the economic benefits of each intangible asset, or on a straight-line basis if the pattern of economic benefits consumption cannot otherwise be reliably estimated. Intangible assets subject to amortization are reviewed for impairment and are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For instance, a significant change in business climate or a loss of a significant customer, among other things, may trigger the need for interim impairment testing of intangible assets. An impairment loss would be recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value.

Revenue Recognition—The Group Companies provide comprehensive network solutions to customers in the wireline and wireless telecommunications industry and the cable television industry. These services may be provided pursuant to master service agreements, repair and maintenance contracts and fixed price and non-fixed price installation contracts. Pricing under contracts may be competitive unit price, cost-plus/hourly (or time and materials basis) or fixed price (or lump sum basis), and the final terms and prices of these contracts are frequently negotiated with the customer. Under unit-based contracts, the utilization of an output-based measurement is appropriate for revenue recognition. Under these contracts, the Group Companies recognize revenue as units are completed based on pricing established between the Group Companies and the customer for each unit of delivery, which best reflects the pattern in which the obligation to the customer is fulfilled. Under cost-plus/hourly and time and materials type contracts, the Group Companies recognize revenue on an input basis, as labor hours are incurred and services are performed.

Revenues from fixed price contracts are recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs for the contract. The contracts provide for a fixed amount of revenues for the entire project. Such contracts provide that the customer accept completion of progress to date and compensate the Group Companies for services rendered, which may be measured in terms of units installed, hours expended or some other measure of progress. Contract costs include all direct materials, labor, subcontract costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs costs. Much of the materials associated with the Group Companies’ work are owner-furnished and are therefore not included in contract revenues and costs. The cost estimation process is based on the professional knowledge and experience of the Group Companies’ engineers, project managers and financial professionals. Changes in job performance, job conditions and final contract settlements are factors that influence management’s assessment of total contract value and the total estimated costs to complete those contracts and therefore, the Group Companies’ profit recognition. Changes in these factors may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined. Provisions for losses on the uncompleted contract are made in the period in which such losses are determined to be probable and the amount can be reasonably estimated.

The Group Companies may incur costs subject to change orders, whether approved or unapproved by the customer, and/or claims related to certain contracts. The Group Companies determine the probability that such costs will be recovered based upon evidence such as past practices with the customer, specific discussions or preliminary negotiations with the customer or verbal approvals. The Group Companies treat items as a cost of contract performance in the period incurred if it is not probable that the costs will be recovered or will recognize revenue if it is probable that the contract price will be adjusted and can be reliably estimated. As of December 31, 2011 and December 31, 2010, the Group Companies had approximately $0.1 million and $8.5 million of change orders and/or claims that had been included as contract price adjustments on certain contracts which were in the process of being negotiated in the normal course of business. These contract price adjustments represent management’s best estimate of additional contract revenues which have been earned and are probable of collection. The amounts ultimately realized by the Group Companies upon final acceptance by their customers could be higher or lower than such estimated amounts.

The current asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed for fixed price contracts. The current liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized for fixed price contracts.

Income Taxes—The Group Companies are included in the Parent’s federal and various state tax returns. Amounts presented in these combined financial statements relate to income taxes that have been determined on a separate return basis. The Group Companies do not maintain taxes payable balances as the Group Companies are deemed to settle the annual current tax balances immediately with the legal tax-paying entities in respective jurisdictions. These settlements are reflected as changes in “due to parent”.

The Group Companies follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the underlying assets or liabilities are recovered or settled.

The Group Companies record valuation allowances against deferred tax assets, when necessary, in accordance with the framework established in the income taxes accounting guidance. Realization of deferred tax assets (such as net operating loss carryforwards) is dependent on future taxable earnings and is therefore uncertain. The Group Companies assess the likelihood that deferred tax assets in each of the jurisdictions in which they operate will be recovered from future taxable income. Deferred tax assets are reduced by a valuation allowance to recognize the extent to which, more likely than not, the future tax benefits will not be realized.

The Group Companies recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the combined financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Stock-Based Compensation—At times, certain employees of the Group Companies are compensated with stock-based compensation in the form of restricted shares of Quanta’s common stock granted by Quanta directly to the employees as part of Quanta’s long-term incentive plan. Compensation expense is recognized for all stock-based compensation based on the fair value of the awards granted, net of estimated forfeitures, at the date of grant. The fair value of restricted stock awards is determined based on the number of shares granted and the closing price of Quanta’s common stock on the date of grant. An estimate of future forfeitures is required in determining the period expense. Management uses historical data to estimate the forfeiture rate; however, these estimates are subject to change and may impact the value that will ultimately be realized as compensation expense. The resulting compensation expense from discretionary awards is recognized by the Parent on a straight-line basis over the requisite service period, which is generally the vesting period. Stock-based compensation expense associated with the Group Companies is included in management fees allocated to the Group Companies by the Parent.

Litigation Costs and Reserves—The Group Companies record reserves with respect to litigation and claims when it is probable that a liability has been incurred and the amount of any corresponding loss can be reasonably estimated. Costs incurred for litigation are expensed as incurred. See “Commitments and Contingencies” at Note 10.

Fair Value of Financial Instruments—The carrying values accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of those instruments. For disclosure purposes, qualifying assets and liabilities are categorized into three broad levels based on the priority of the inputs used to determine their fair values. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

Identifiable intangible assets acquired include goodwill, customer relationships, and covenants not to compete. Management utilizes the fair value premise as the primary basis for its valuation procedures, which is a market-based approach to determining the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Management periodically engages the services of an independent valuation firm when a new business is acquired to assist with this valuation process, which includes assistance with the selection of appropriate valuation methodologies and the development of market-based valuation assumptions. Based on these considerations, management utilizes various valuation methods, including an income approach, a market approach and a cost approach, to determine the fair value of intangible assets acquired based on the appropriateness of each method in relation to the type of asset being valued. The assumptions used in these valuation methods are analyzed and compared, where possible, to available market data, such as industry-based weighted average costs of capital and discount rates, public company valuation multiples and recent market acquisition multiples. The level of inputs used for these fair value measurements is the lowest level (Level 3). Management believes that these valuation methods appropriately represent the methods that would be used by other market participants in determining fair value.

Management uses fair value measurements on a routine basis in its assessment of assets classified as goodwill, other intangible assets and long-lived assets held and used. In accordance with the annual impairment test during the quarter ended December 31, 2011, the carrying amounts of such assets, including goodwill, were compared to their fair values. The inputs used for fair value measurements for goodwill, other intangible assets and long-lived assets held and used are the lowest level (Level 3) inputs for which management uses the assistance of third party specialists to develop valuation assumptions.

Mergers of Affiliated Entities—A number of wholly-owned subsidiaries of the Parent have been legally merged into certain of the Group Companies. A merger of entities under common control results in a change in reporting entity, which requires retrospectively combining the entities for all periods presented as if the combination had been effective since the inception of common control. The effects of intercompany transactions between the merged entities for all periods presented have been eliminated. See “Goodwill” at Note 4 for additional disclosure of goodwill resulting from the original acquisition of the Group Companies by the Parent or from wholly-owned subsidiaries of the Parent that have been merged into the Group Companies.

3. New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”), which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. The Group Companies adopted ASU 2011-04 on January 1, 2012. The adoption of the update did not have a material impact on the Group Companies’ financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which is effective for annual reporting periods beginning after December 15, 2011. Accordingly, the Group Companies adopted ASU 2011-05 on January 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 did not have a material impact on the Group Companies’ financial position or results of operations.

In September 2011, the FASB issued ASU 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment (the revised standard)” (“ASU 2011-08”), which is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15,

2011. This guidance gives entities the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step goodwill impairment test. If an entity believes, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. An entity can choose to perform the qualitative assessment on none, some or all of its reporting units. Moreover, an entity can bypass the qualitative assessment for any reporting unit in any period and proceed directly to step one of the impairment test, and then resume performing the qualitative assessment in any subsequent period. ASU 2011-08 also includes new qualitative indicators which replace those currently used to determine whether an interim goodwill impairment test is required. The adoption of ASU 2011-08 did not have a material impact on the Group Companies’ financial position, results of operations or cash flows.

During 2011, the Group Companies adopted ASU 2011-09, “Compensation - Retirement Benefits - Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan” (“ASU 2011-09”), which is effective for annual reporting periods ending after December 15, 2011, with early adoption permitted. This guidance requires employers to make various disclosures for each individually significant multiemployer plan that provides pension benefits to its employees. Generally, an employer must disclose the employer’s contributions to the plan during the period and provide a description of the nature and effect of any significant changes that impact comparability of total employer contributions from period to period. Additionally, the employer should provide a description of the nature of the plan benefits, a qualitative description of the extent to which the employer could be responsible for the obligations of the plan, including benefits earned by employees during employment with another employer and other quantitative information, to the extent available, as of the most recent date available, to help users understand the financial information for each significant plan. An employer should also provide disclosures for total contributions made to all plans that are not individually significant and total contributions made to all plans. If certain quantitative information cannot be obtained without undue cost and effort, that quantitative information may be omitted, and the employer shall describe what information has been omitted and why. The required disclosures must be provided retrospectively for all prior periods. The adoption of ASU 2011-09 did not have a material impact on the Group Companies’ combined financial position, results of operations or cash flows, but did impact the disclosures in the notes to the combined financial statements. See Note 8 for the disclosures related to the Group Companies’ participation in multiemployer plans.

4. Goodwill

A summary of changes in goodwill is as follows (in thousands):

Balance at December 31, 2009:
Goodwill	$ 187,321
Accumulated impairment	(73,864)

Goodwill, net	113,457

Balance at December 31, 2010:
Goodwill	187,321
Accumulated impairment	(73,864)

Goodwill, net	113,457

Contributed operations	16,942

Balance at December 31, 2011:
Goodwill	204,263
Accumulated impairment	(73,864)

Goodwill, net	$ 130,399

Quanta management periodically re-evaluates its strategies to better align its operations as business environments evolve. During 2011, Quanta reorganized certain of its operating units in an effort to improve operating unit performance through better positioning of its operations and strategic relationships. The table above presents reclassifications that occurred during the period which impacted three operating units within the Group Companies.

5. Detail of Certain Balance Sheet Accounts

Contracts in progress are as follows (in thousands):

	December 31,
	2011	2010

Costs incurred on contracts in progress	$153,789	$88,258
Estimated earnings, net of estimated losses	31,781	18,293

	185,570	106,551

Less: Billings to date	(186,074)	(93,875)

	$(504)	$12,676

Costs and estimated earnings in excess of billings on completed contracts	13,979)	15,554)
Less - Billings in excess of costs and estimated earnings on uncompleted contracts	(14,483)	(2,878)

	$(504)	$12,676

Property and equipment, net are as follows (in thousands):

	Estimated Useful Lives in Years	December 31,
		2011	2010

Land	N/A	$551	$581
Buildings and improvements	5-30	3,907	4,218
Operating equipment and vehicles	5-25	67,316	61,321
Furniture, fixtures and office equipment	3-15	6,097	5,637
Construction work in progress	N/A	61	—

		77,932	71,757
Less - Accumulated depreciation and amortization		(45,138)	(41,771)

Property and equipment, net		$32,794	$29,986

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,
	2011	2010
Accounts payable, trade	$21,286	$13,873
Accrued compensation and related expenses	11,911	6,110
Accrued accounts payable	13,015	7,982
Deferred income taxes	4,878	2,303
Unearned revenue	1,894	1,240
Other accrued expenses	8,969	6,591

	$61,953	$38,099

6. Income Taxes

The Group Companies are included in the Parent’s federal and various state tax returns. Amounts presented in these combined financial statements relate to income taxes that have been determined on a separate return basis.

The components of the provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2011	2010

Federal -
Current	$3,508	$(415)
Deferred	6,059	(498)
State -
Current	1,189	252
Deferred	(1,034)	(356)

	$9,722	$(1,017)

The actual income tax benefit differs from the income tax benefit computed by applying the U.S. federal statutory corporate rate to “loss before provision for income taxes” as follows (in thousands):

	Year Ended December 31,
	2011	2010

Benefit at the statutory rate	$(4,713)	$(3,098)
Increases (decrease) resulting from -
State taxes	(261)	(192)
Contingency reserves, net	(1,623)	(1,886)
Production activity deduction	(156)	(88)
Employer per diems, meals and entertainment	560	432
Valuation allowance	15,722	3,595
Other	193	220

	$9,722	$(1,017)

Deferred income taxes result from temporary timing differences in the recognition of income and expenses between financial reporting purposes and tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

	December 31,
	2011	2010

Deferred income tax liabilities -
Property and equipment	$(9,733)	$(7,579)
Goodwill	(5,028)	(84)
Other	(376)	(282)

Total deferred income tax liabilities	(15,137)	(7,945)

Deferred income tax assets -
Accruals and reserves	3,766	1,324
Accrued insurance	5,210	4,768
Net operating loss carryforwards	27,104	12,075
Other	1,716	1,740

Subtotal	37,796	19,907

Valuation allowance	(29,694)	(13,972)

Total deferred income tax assets	8,102	5,935

Total net deferred income tax liabilities	$(7,035)	$(2,010)

A reconciliation of unrecognized tax benefit balances is as follows (in thousands):

	December 31,
	2011	2010

Balance at beginning of year	$9,190	$9,045
Additions based on tax positions related to the current year	2,482	2,343
Reductions resulting from a lapse of the applicable statutes of limitations	(2,218)	(2,198)

Balance at the end of year	$9,454	$9,190

The balances of unrecognized tax benefits, the amount of related interest and penalties and what the Group Companies believe to be the range of reasonably possible changes in the next 12 months are as follows (in thousands):

	December 31,
	2011	2010
Unrecognized tax benefits	$9,454	$9,190
Accrued interest on unrecognized tax benefits	787	897
Reasonably possible reduction to the balance of unrecognized tax benefits in succeeding 12 months	$2,345	$2,218

The Group Companies are subject to income tax in the United States and multiple state jurisdictions. The consolidated tax returns of the Parent, which include the Group Companies, remain open to examination by the IRS for tax years 2008 through 2011 as these statutes of limitations have not yet expired. The Group Companies do not consider any state in which they do business to be a major tax jurisdiction.

7. Equity-Based Compensation

Stock Incentive Plans

On May 19, 2011, Quanta stockholders approved the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan (the 2011 Plan). The 2011 Plan provides for the award of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing. The purpose of the 2011 Plan is to provide participants with additional performance incentives by increasing their proprietary interest in Quanta. Employees, directors, officers, consultants or advisors of Quanta or its affiliates are eligible to participate in the 2011 Plan, as are prospective employees, directors, officers, consultants or advisors who have agreed to serve in those capacities. An aggregate of 11,750,000 shares of Quanta common stock may be issued pursuant to awards granted under the 2011 Plan.

Additionally, pursuant to the Quanta Services, Inc. 2007 Stock Incentive Plan (the 2007 Plan), which was adopted on May 24, 2007, Quanta may award restricted common stock, incentive stock options and non-qualified stock options to eligible employees, directors, and certain consultants and advisors. An aggregate of 4,000,000 shares of Quanta common stock may be issued pursuant to awards granted under the 2007 Plan.

Equity awards also remain outstanding under a prior plan adopted by Quanta, as well as under plans assumed by Quanta in connection with its acquisition of InfraSource Services, Inc. in 2007. While no further awards may be made under these plans, the awards outstanding under the plans continue to be governed by their terms. These plans, together with the 2011 Plan and the 2007 Plan, are referred to as the Plans.

The Plans are administered by the Compensation Committee of the Board of Directors of Quanta. Quanta’s Compensation Committee has, subject to applicable regulation and the terms of the Plans, the authority to grant awards under the Plans, to construe and interpret the Plans and to make all other determinations and take any and all actions necessary or advisable for the administration of the Plans. The Board also delegated to Quanta’s Equity Grant Committee, a committee of the Board consisting of one or more directors, the authority to grant limited awards to eligible persons who are not executive officers or non-employee directors.

Restricted Stock

Restricted shares of Quanta’s common stock have been issued under the Plans to certain employees of the Group Companies at the fair market value of Quanta’s common stock as of the date of issuance. The shares of restricted common stock issued are subject to forfeiture, restrictions on transfer and certain other conditions until vesting, which generally occurs over three years in equal annual installments. During the restriction period, holders are entitled to vote and receive dividends on such Quanta shares. The grant date fair value for awards of restricted stock is based on the market value of Quanta common stock on the date of grant.

During the years ended December 31, 2011 and 2010, Quanta granted 37,861 and 101,203 shares of restricted stock under the Plans to employees of the Group Companies with a weighted average grant date fair value of $21.72 and $19.13, respectively. During the years ended December 31, 2011 and 2010, 81,477 and 54,132 shares vested, respectively, with an approximate fair value at the time of vesting of $1.7 million and $1.0 million.

A summary of the restricted stock activity pertaining to employees of the Group Companies for the year ended December 31, 2011 is as follows:

	Shares	Weighted Average Grant Date Fair Value (Per share)
Unvested at January 1, 2011	166,378	$20.64
Granted	37,861	$21.72
Vested	(81,477)	$21.58
Forfeited	(349)	$19.13

Unvested at December 31, 2011	122,413	$20.35

Non-cash compensation expense of approximately $1.5 million and $1.6 million was allocated to the Group Companies for the years ended December 31, 2011 and 2010. See “Related Party Transactions” at Note 9 for additional disclosure of the management fee charged to the Group Companies by the Parent. As of December 31, 2011, there was approximately $1.3 million of total unrecognized compensation cost related to unvested restricted stock. This cost is expected to be recognized over a weighted average period of 1.56 years.

8. Employee Benefit Plans

Unions’ Multi-Employer Pension Plans

Certain of the Group Companies’ operating units have contributed to multi-employer defined benefit plans under the terms of collective bargaining agreements with various unions that represent a number of the Group Companies’ employees. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multi-employer plan in the event of the employer’s withdrawal from, or upon termination of, such plan. The Group Companies have no current plans to withdraw from these plans. In addition, the Pension Protection Act of 2006 (the “PPA”) added new funding rules generally applicable to plan years beginning after 2007 for multi-employer plans that are classified as “endangered,” “seriously endangered,” or “critical” status. For a plan in critical status, additional required contributions and benefit reductions may apply. A number of plans to which the Group Companies contribute or may contribute in the future are in “critical” status. Certain of these plans may require additional contributions, generally in the form of a surcharge on future benefit contributions required for future work performed by union employees covered by these plans. The amount of additional funds, if any, that the Group Companies may be obligated to contribute to these plans in the future cannot be estimated, as such amounts will likely be based on future levels of work that require the specific use of those union employees covered by these plans.

For the years ended 2011 and 2010, the Group Companies made contributions of $1.7 million and $0.5 million to multi-employer defined benefit plans on behalf of certain union employees. None of the multi-employer defined benefit plans were deemed to be individually significant for disclosure purposes. In addition, the Group Companies made contributions to union multi-employer defined contribution or other benefit plans of approximately $1.0 million and $24,000 for the years ended 2011 and 2010.

Parent 401(k) Plan

The Parent sponsors a 401(k) plan pursuant to which employees who are not provided retirement benefits through a collective bargaining agreement, including certain employees of the Group Companies, may make contributions through a payroll deduction. The Group Companies make matching cash contributions of 100% of each employee’s contribution up to 3% of that employee’s salary and 50% of each employee’s contribution between 3% and 6% of such employee’s salary, up to the maximum amount permitted by law. Contributions to all non-union defined contribution plans by the Group Companies for employees were approximately $0.3 million for each of the years ended December 31, 2011 and 2010.

9. Related Party Transactions

In the normal course of business, the Group Companies enter into transactions with related parties including the Parent and affiliates of the Parent. Related party transactions with the Parent and its corporate affiliates include factoring trade accounts receivable, centralized cash management activities, and general and administrative support. Related party transactions with operating affiliates of the Parent consist of the purchase or sale of infrastructure services associated with the performance of third party customer contracts. The terms and pricing of these transactions with operating affiliates are believed to approximate market value.

The Group Companies have entered into an accounts receivable factoring agreement whereby all trade accounts receivable and retainage receivables that have been invoiced and are outstanding at the end of each month are sold without recourse to a Parent company affiliate at book value less a 2.26% factoring fee. The Group Companies service, administer, and collect the receivables on behalf of the Parent company affiliate. Factoring fees of $10.7 million and $6.8 million for 2011 and 2010 associated with the sale of receivables and retainage are included in “general and administrative expenses” in the accompanying statements of operations.

The Parent advances the Group Companies funds as a means of funding the Group Companies’ operations. All cash collected by the Group Companies is swept daily by the Parent to repay all or a portion of the outstanding debt balance. The Parent charges the Group Companies interest using a nominal rate multiplied by the average monthly balance outstanding in this account. For the years ended 2011 and 2010, $2.5 million and $0.7 million of interest expense was charged to the Group Companies by the Parent. Net amounts owed by the Group Companies under this arrangement do not have a specified repayment date and are included in “due to parent” as a non-current liability.

The Parent made capital contributions of $1.4 million and $12.5 million to certain of the Group Companies during the years ended December 31, 2011 and 2010 to satisfy certain state contractor licensing requirements.

The Parent incurs administrative expenses on behalf of the Group Companies for executive management, legal, accounting, non-cash stock compensation, tax, human resources, and insurance programs. The Parent charges the Group Companies a monthly management fee based on a ratable portion of actual administrative expenses incurred by the Parent. In addition, the Parent charges the Group Companies a monthly royalty fee for the use of intellectual property including trademarks and tradenames. For the years ended 2011 and 2010, $18.7 million and $12.4 million of management fees and $8.7 million and $6.1 million of royalty expenses were charged to the Group Companies and have been included in “general and administrative expenses” in the accompanying statements of operations. Net amounts owed by the Group Companies to the Parent under these arrangements are included in “due to parent” as a non-current liability.

The Group Companies have receivable and payable balances due to/from other operating affiliates of the Parent associated with work performed under infrastructure service contracts. The terms and pricing of these contracts are at market rates, and the related receivable and payable balances are classified as current in accordance with the payment terms of the contracts. During 2011 and 2010, approximately $22.7 million and $14.9 million of reported revenues were earned from infrastructure services provided by the Group Companies to Parent operating affiliates. During 2011 and 2010, approximately $4.2 million and $1.5 million of reported costs were paid by the Group Companies to Parent operating affiliates for subcontracted infrastructure services.

Certain of the Group Companies have entered into related party lease arrangements for operational facilities, typically with prior owners of certain acquired businesses. These lease agreements generally have terms of up to five years. Related party lease expense for the years ended December 31, 2011 and 2010 was approximately $1.0 million and $1.2 million.

The Group Companies lease vehicles under various master lease agreements that were entered into by a Parent company affiliate and third party leasing companies for the benefit of the Parent’s affiliated operating units. The Group Companies manage the leased vehicles under these agreements and make the related lease payments to the leasing companies. Lease expense for the years ended December 31, 2011 and 2010 was approximately $3.6 million and $4.0 million and is included in “cost of sales” in the accompanying statements of operations.

The Group Companies maintain insurance, through participation in the Parent’s group insurance plans, including policies for employer’s liability, general liability, auto liability and workers’ compensation. All policy deductible levels are $5.0 million per occurrence, other than employer’s liability, which is subject to a deductible of $1.0 million. The Parent also has employee health care benefit plans for most employees not subject to collective bargaining agreements, of which the primary plan is subject to a deductible of $350,000 per claimant per year.

Losses under all of these insurance programs are accrued based upon management’s estimates of the ultimate liability for claims reported and an estimate of claims incurred but not reported, with assistance from third-party actuaries. These insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the extent of damage, the determination of individual liability in proportion to other parties and the number of incidents not reported. The accruals are based upon known facts and historical trends, and management believes such accruals are adequate. For the years ended 2011 and 2010, the Group Companies recognized insurance related expenses associated with the Parent’s group policies of $6.1 million and $5.8 million, of which $4.8 million and $4.3 million are included in “cost of sales” in the statements of operations. As of December 31, 2011 and 2010, the gross amount accrued for open insurance claims totaled $13.5 million and $12.5 million, with $10.2 million and $9.5 million considered to be long-term and included in “other non-current liabilities.” Related insurance recovery receivables as of December 31, 2011 and 2010 were $0.3 million and $0.4 million and are included in “other assets, net.”

The Parent also maintains insurance on behalf of the Group Companies for property exposure as well as excess liability insurance. The Group Companies pay property insurance premiums to the Parent based on rates determined in the underlying Parent policy and the value of the Group Companies’ covered assets. Excess liability coverage premiums paid to the Parent are based on the Group Companies’ pro-rata share of estimated total revenues for the policy period.

The majority of the Group Companies’ employees obtain medical and dental benefits through a Parent plan healthcare provider. Certain of the Group Companies have separate HMO plans to provide medical and dental benefits to employees. Additional ancillary employee benefits such as life insurance and long-term disability are provided to the Group Companies’ non-union employees.

See “Performance Bonds and Parent Guarantees” and “Debt of the Parent” in “Commitments and Contingencies” at Note 10 for information pertaining to joint and several obligations of the Group Companies associated with the Parent’s activities.

10. Commitments and Contingencies

Leases

The Group Companies lease certain land, buildings and equipment under non-cancelable lease agreements. The terms of these agreements vary from lease to lease, including some with renewal options and escalation clauses. The following schedule shows the future minimum lease payments under these leases as of December 31, 2011 (in thousands):

Year ended December 31 -
2012	$3,575
2013	2,135
2014	1,391
2015	1,094
2016	880
Thereafter	1,183

Total minimum lease payments	$10,258

Rent expense related to operating leases was approximately $9.8 million and $10.3 million for the years ended December 31, 2011 and 2010.

The Group Companies have guaranteed the residual value on certain equipment operating leases. The Group Companies guarantee the difference between this residual value and the fair market value of each underlying asset at the date of termination of the leases. At December 31, 2011, the maximum guaranteed residual value related to the Group Companies was approximately $6.9 million. Management believes that no significant payments will be made as a result of the difference between the fair market value of the leased equipment and the guaranteed residual value. However, there can be no assurance that significant payments will not be required in the future.

Litigation and Claims

The Group Companies are from time to time party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract and/or property damages, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. With respect to all such lawsuits, claims and proceedings, the Group Companies record a reserve when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In addition, the Group Companies disclose matters for which management believes a material loss is at least reasonably possible. Except as otherwise stated below, none of these proceedings, separately or in the aggregate, are expected to have a material adverse effect on the Group Companies’ combined financial position, results of operations or cash flows. In all instances, management has assessed the matter based on current information and made a judgment concerning the potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may prove materially inaccurate, and such judgment is made subject to the known uncertainty of litigation.

Concentrations of Credit Risk

Revenues from two customers represented approximately 13% and 12%, respectively, of the Group Companies’ total revenues for 2011. Revenues from one customer represented approximately 13% of the Group Companies’ total revenues for 2010.

Insurance

The Group Companies are insured for employer’s liability, general liability, auto liability and workers’ compensation claims through the Parent’s group insurance policy. Losses under all of these insurance programs are accrued based upon the Parent’s estimates of the ultimate liability for claims reported and an estimate of claims incurred but not reported, with assistance from third-party actuaries. These insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the extent of damage, the determination of the Group Companies’ liability in proportion to other parties and the number of incidents not reported. The accruals are based upon known facts and historical trends, and management of the Parent believes such accruals are adequate.

The Parent renews its insurance policies on an annual basis, and therefore deductibles and levels of insurance coverage may change in future periods. In addition, insurers may cancel coverage or determine to exclude certain items from coverage, or the cost to obtain such coverage may be deemed too high relative to the additional benefit obtained. In any such event, the Group Companies’ overall risk exposure would increase, which could negatively affect the Group Companies’ results of operations and financial condition.

Collective Bargaining Agreements

The Group Companies are party to various collective bargaining agreements covering certain employees. The agreements require the Group Companies to pay specified wages, provide certain benefits to union employees and contribute certain amounts to multi-employer pension plans and employee benefit trusts. The Group Companies’ multi-employer pension plan contribution rates are determined annually and are assessed on a “pay-as-you go” basis based on union employee payrolls, which cannot be determined for future periods because the location and number of union employees that the Group Companies have employed at any given time and the plans in which the Group Companies may participate vary depending on projects ongoing at any time and the need for union resources in connection with those projects. The collective bargaining agreements expire at various times and have typically been renegotiated and renewed on terms similar to the ones contained in the expiring agreements.

The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multi-employer plan in the event of the employer’s withdrawal from, or upon termination of, such plan. The Group Companies have no current plans to withdraw from these plans. In addition, the Pension Protection Act of 2006 added new funding rules generally applicable to plan years beginning after 2007 for multi-employer plans that are classified as “endangered,” “seriously endangered,” or “critical” status. For a plan in critical status, additional required contributions and benefit reductions may apply. A number of plans to which the Group Companies contribute or may contribute in the future are in “critical” status. Certain of these plans may require additional contributions, generally in the form of a surcharge on future benefit contributions required for future work performed by union employees covered by the plans. The amount of additional funds, if any, that the Group Companies may be obligated to contribute to these plans in the future cannot be estimated, as such amounts will likely be based on future levels of work that require the specific use of those union employees covered by these plans. See Note 8 for additional information regarding multi-employer pension plans.

Performance Bonds and Parent Guarantees

In certain circumstances, the Group Companies and other operating affiliates of the Parent are required to provide performance bonds in connection with contractual commitments. The Group

Companies have agreed to jointly and severally indemnify the sureties for any amounts paid to beneficiaries of performance bonds issued under the Parent’s surety facility. As of December 31, 2011, the total amount of outstanding performance bonds pertaining to work by the Group Companies was approximately $293.3 million, and the estimated cost to complete these bonded projects was approximately $67.3 million. As of December 31, 2011, the total amount of outstanding performance bonds pertaining to work by Parent operating affiliates other than the Group Companies was approximately $1.89 billion, and the estimated cost to complete these bonded projects was approximately $655.2 million.

Indemnities

The Group Companies generally indemnify customers for the services provided under contracts, as well as other specified liabilities, which may subject the Group Companies to indemnity claims and liabilities and related litigation. As of December 31, 2011, management does not believe any material liabilities for asserted claims exist against it in connection with any of these indemnity obligations.

Employment Agreements

The Group Companies have various employment agreements with certain executives and other employees, which provide for compensation and certain other benefits and for severance payments under certain circumstances. The Group Companies may be obligated to pay certain amounts to employees upon the occurrence of any of the defined events in the various employment agreements.

Debt of the Parent

The Group Companies, as well as certain other operating affiliates of the Parent, have agreed to jointly and severally guarantee the repayment of all amounts due under Quanta’s $700.0 million senior secured revolving credit facility. In addition, substantially all of the assets of the Group Companies are pledged as collateral to secure repayment of all amounts due under the joint and several guaranties from the Group Companies. The Parent has also pledged the capital stock of the Group Companies as collateral to secure repayment of amounts due under Quanta’s credit facility. The entire amount of Quanta’s facility is available for issuance of letters of credit. As of December 31, 2011 and 2010, Quanta had approximately $191.4 million and $177.0 million in letters of credit issued under the credit facility primarily to secure obligations under the Parent’s casualty insurance program and no outstanding revolving loans.